EXHIBIT 99.1

               SIMTEK REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

COLORADO SPRINGS, Colorado - May 10, 2004 - Simtek Corporation (OTCBB: SRAM), a global provider of advanced nonvolatile semiconductor memory products, today reported financial results for its first quarter ended March 31, 2004.

The Company reported revenue of $3.5 million, down from the $3.9 million in revenue reported for the first quarter of 2003. Net loss for the quarter was $1,037,000, or two cents per share, as compared with a net loss of $558,000, or one cent per share, for the same quarter last year.

Unit shipments of the Company's core 0.8 micron memory products held steady in the comparative first quarters, however, product revenue was lower due in equal parts to lower selling prices for memory products and to the planned and previously announced discontinuance of the Company's family of logic products in Q4 of 2003. Government contract revenue increased to $563,000 from $510,000 in the same quarter a year ago.

Gross margin was 30.6% in the first quarter as compared with 36.8% in the same quarter last year. The decrease in gross margin was attributable to higher production costs and competitive pricing pressures, while one-time expenses were incurred associated with moving production of the Company's 0.8 micron products from Chartered Semiconductor's wafer FAB1 to their more modern wafer FAB2. Additional expenses were incurred to establish a second-source manufacturer for these products with X-FAB Semiconductor Foundries in their Lubbock, Texas facility. Research and development expenses for 0.25 micron product development were generally flat year over year while marketing costs increased approximately 8% as the company opened a new sales office in Asia and increased advertising for the new family of 0.25 micron products.

Six month backlog for the company's nonvolatile memory products grew from $1,646,000 at December 31, 2003 to $2,631,000 at March 3, 2004, reflecting a first quarter book-to-bill ratio of 1.3. Simtek closed the quarter with $2.4 million in cash and cash equivalents, $300,000 in restricted cash and $4.3 million in working capital.

"We have previously forecast that the second half of 2004 should see improvements in both revenue and gross profit margins due to new 1 Mbit products coming on stream and to actions we have taken to reduce production costs on our legacy products," said Doug Mitchell, CEO. "More specifically, at mid-year we will commence lower-cost production of our 0.8 micron products, greatly improving the long-term viability of that product family, while the 0.25 micron family continues to gain acceptance and momentum in the market."

Mitchell reiterated prior revenue guidance of $21 million to $25 million for the full year with a return to overall profitability in the fourth quarter of 2004. "In order to meet our revenue guidance target, we will have to see a sharp acceleration in revenue over the balance of the year, particularly in the second half when volume production of new products is expected to commence," Mitchell added. "Based on customer feedback and initial design wins for our 1 Mbit nvSRAM and Value-Added-Memory products, we remain confident in our ability to achieve such a ramp in revenue. To date we have confirmed 30 designs wins for new applications with some of the 134 potential customers who have received samples and/or pre-production quantities. In addition, we are already sampling our first value-added memory derivative products, which incorporate a real-time clock feature that our customer base has been eagerly anticipating."

CONSOLIDATED STATEMENTS OF OPERATIONS
                                                           (Unaudited)

                                                For the quarters ended March 31,
                                                --------------------------------
                                                      2004            2003
                                                      ----            ----

NET SALES ....................................   $  3,498,835    $  3,935,129

     Cost of  sales ..........................      2,429,917       2,486,870
                                                 ------------    ------------

GROSS MARGIN .................................      1,068,918       1,448,259

OPERATING EXPENSES:
     Design, research and development ........      1,313,260       1,257,641
     Administrative ..........................        277,954         271,877
     Marketing ...............................        456,694         424,884
                                                 ------------    ------------

         Total Operating expenses ............      2,047,908       1,954,402
                                                 ------------    ------------

LOSS FROM OPERATIONS .........................       (978,990)       (506,143)
                                                 ------------    ------------

OTHER INCOME (EXPENSE):
     Interest income .........................          7,804           9,626
     Interest expense ........................        (61,125)        (61,047)
     Other expense, net ......................         (4,810)           (450)
                                                 ------------    ------------

         Total other income (expense) ........        (58,131)        (51,871)
                                                 ------------    ------------

LOSS BEFORE PROVISION FOR INCOME TAXES .......     (1,037,121)       (558,014)

     Provision for income taxes ..............             --              --
                                                 ------------    ------------

NET LOSS .....................................   $ (1,037,121)   $   (558,014)
                                                 ============    ============

NET LOSS PER COMMON SHARE:
     Basic and diluted EPS ...................   $       (.02)   $       (.01)
                                                 ============    ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
     Basic and diluted .......................     57,023,653      54,489,217
                                                   ==========      ==========


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

CONSOLIDATED BALANCE SHEETS

              ASSETS
              ------
                                                                            March 31, 2004      December 31, 2003
                                                                            --------------      -----------------
                                                                             (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents ..........................................     $  2,368,261           $  3,431,679
   Certificate of deposit, restricted .................................          300,000                300,000
   Accounts receivable - trade, net ...................................        1,967,896              1,923,542
   Inventory, net .....................................................        2,165,283              1,201,432
   Prepaid expenses and other .........................................          128,421                129,554
                                                                            ------------           ------------
       Total current assets ...........................................        6,929,861              6,986,207

EQUIPMENT AND FURNITURE, net ..........................................          797,522                862,009
DEFERRED FINANCING COSTS ..............................................           87,131                 91,280
OTHER ASSETS ..........................................................           52,035                 58,291
                                                                            ------------           ------------

TOTAL ASSETS ..........................................................     $  7,866,549           $  7,997,787
                                                                            ============           ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
       ------------------------------------

CURRENT LIABILITIES:
   Accounts payable ...................................................     $  2,021,113           $  1,038,634
   Accrued expenses ...................................................          231,585                390,079
   Accrued wages ......................................................           42,962                     --
   Line of credit .....................................................               --                150,000
   Accrued vacation payable ...........................................          216,658                179,580
   Obligations under capital lease ....................................           97,999                123,585
                                                                            ------------           ------------
       Total current liabilities ......................................        2,610,317              1,881,878

NOTES PAYABLE .........................................................            5,000                  5,000
DEBENTURES ............................................................        3,000,000              3,000,000
OBLIGATIONS UNDER CAPITAL LEASES ......................................           50,951                 61,221
                                                                            ------------           ------------
       Total liabilities ..............................................        5,666,268              4,948,099

SHAREHOLDERS' EQUITY:
   Preferred stock, $1.00 par value, 2,000,000 shares
       authorized and none issued and outstanding .....................               --                     --
   Common stock, $.01 par value, 80,000,000 shares authorized,
       57,243,595 and 56,713,352 shares issued and outstanding at
       March 31, 2004 and December 31, 2003, respectively .............          572,436                567,134
   Additional paid-in capital .........................................       39,412,621             39,230,210
   Treasury stock .....................................................          (12,504)               (12,504)
   Accumulated deficit ................................................      (37,772,272)           (36,735,152)
                                                                            ------------           ------------
   Shareholders'equity ................................................        2,200,281              3,049,688
                                                                            ------------           ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ............................     $  7,866,549           $  7,997,787
                                                                            ============           ============

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Simtek Corporation produces fast, re-programmable, nonvolatile semiconductor memory products. Information on Simtek products can be obtained from its web page: www.simtek.com; email: info@simtek.com; by calling (719) 531-9444; or fax
(719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting the Company's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability; expectations of the business environment in which Simtek operates; current and anticipated increased demand for our products; the level and timing of orders that we receive and that we can deliver in a specified period; levels of inventories at our distributors and other customers; inventory mix and timing of customer orders; the success of cost-reduction efforts; our timely introduction and the market acceptance of new technologies and products; maintaining or improving our level of product shipments; our ability to obtain any required financing in a timely manner; and factors not directly related to Simtek, such as competitive pressures on pricing, market conditions in general, competition, technological progression, product obsolescence, and the changing needs of potential customers and the semiconductor industry in general; and current political conditions and negative trends in the global economy.
For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent 10-QSB and 8K filings.

Contact:
Simtek Corporation
719-531-9444
information@simtek.com



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